UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2016

CAPSTONE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54905	46-0684479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8600 Transit Road, East Amherst, NY 14051
(Address of principal executive offices) (Zip Code)

(866) 798-4478
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 22, 2016, we entered into a Sale and Purchase Agreement for Gold with a privately held trading company located in the Sydney, Australia metropolitan area for that company to buy from us no less than 50,000 kilograms (i.e. 50 metric tons) of doré gold in bar or other form, with the purity of the gold in said doré being at least 95.8%, at a fixed price. The first delivery would be as soon after December 15, 2016 as practicable for both parties, and thereafter shipments would be on dates (through September 30, 2019) and in amounts (each not less than 15 kilograms and not more than 2,500 kilograms) as may be agreed upon for the parties’ mutual convenience, but with the parties’ current expectation being that there would be biweekly deliveries.

The agreement provides that before each delivery, our customer would provide to us an irrevocable commercial letter of credit from Westpac Banking Corporation, or another commercial bank in Australia or the United States of equivalent stature and financial strength, for the entire purchase price of the delivery. Westpac is the second-largest bank in Australia.

We believe we have arrangements with various suppliers which are sufficient to enable us to fulfill this agreement, but such arrangements have not yet been formalized.

Readers are cautioned that there are significant inherent risks involved in these transactions, including the risks involved with foreign contracts (including the increased possibility of force majeure), the need to identify and contract with suppliers, the possible need for financing to procure our supply of gold, and the fact that we are inexperienced in transactions in gold.

The foregoing summary of certain material terms of the Sale and Purchase Agreement for Gold does not purport to be complete and is qualified in its entirety by reference to the full text of the Sale and Purchase Agreement for Gold.

In a Current Report on Form 8-K filed on August 29, 2016, we reported that we had entered into a binding agreement with a major live animal wholesaler located in Oman to sell that company a total of 10,389,250 hundredweight of cattle and 3,142,600 hundredweight of sheep at fixed prices; that the agreement called for us to deliver the livestock in 10 equal successive monthly installments with the first delivery to occur on September 15, 2016; that our customer would make corresponding monthly purchase-price payments; that we had matching binding contracts with well-established suppliers of livestock from Africa, under which by exercise of our contractual options we can require these suppliers to sell to us these same amounts of cattle and sheep, also at fixed prices; and that based on these contracts and our estimates of our related expenses, we anticipated that our net pretax profit on these transactions will be approximately $800,000,000.

The delivery of livestock scheduled for September 15, 2016 has not yet occurred. The supplier with which we were dealing for the supply of livestock to us for such delivery has advised us that due to famine and drought in its geographic area, it has been delayed in assembling and delivering the contracted-for livestock to us. Our current understandings are that delivery of the “September 15” livestock to us (and by us to our customer) will be delayed until approximately late October 2016, that the delivery scheduled for October 15, 2016 will obviously also need to be delayed, that future delivery dates (e.g., November 15, 2016) might also not be achieved during the catch-up process, and that our customer would generally not object to such delays.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE FINANCIAL GROUP, INC.

Date:   October 6, 2016

By: /s/ Darin Pastor

Name: Darin Pastor

Title: Chief Executive Officer

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